Exhibit 99.1

FOR IMMEDIATE RELEASE

OCTOBER 20, 2017

Investor Relations: Kate Walsh, Vice President of Investor Relations, 214-721-9696, kate.walsh@enlink.com

Media Relations: Jill McMillan, Vice President of Public & Industry Affairs, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Declares Quarterly Distributions for Third Quarter 2017

DALLAS, October 20, 2017 — The EnLink Midstream companies, EnLink Midstream Partners, LP (NYSE: ENLK) (the Master Limited Partnership) and EnLink Midstream, LLC (NYSE: ENLC) (the General Partner), today announced their respective third quarter 2017 quarterly distributions:

•                  A quarterly distribution on ENLK’s common units of $0.39 per common unit. This cash distribution will be paid on November 13, 2017 to unitholders of record on November 1, 2017.

•                  A quarterly distribution on the General Partner’s common units of $0.255 per common unit. This cash distribution will be paid on November 14, 2017 to unitholders of record on November 1, 2017.

About the EnLink Midstream Companies

EnLink provides integrated midstream services across natural gas, crude oil, condensate, and NGL commodities.  EnLink operates in several top U.S. basins and is strategically focused on the core growth areas of the Permian’s Midland and Delaware basins, Oklahoma’s Midcontinent, and Louisiana’s Gulf Coast. Headquartered in Dallas, EnLink is publicly traded through EnLink Midstream, LLC (NYSE: ENLC), the General Partner, and EnLink Midstream Partners, LP (NYSE: ENLK), the Master Limited Partnership. Visit www.EnLink.com for more information on how EnLink connects energy to life.

Qualified Notice to Nominees

This information is intended to be a qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Under the rules applicable to publicly traded partnerships, 100 percent of the Master Limited Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, all of the Master Limited Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While ENLK and ENLC (collectively “EnLink”) believe such forward-looking statements are reasonable, EnLink cannot assure they will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in EnLink’s annual reports on Form 10-K, quarterly reports on Form

EnLink Midstream Declares Quarterly Distributions for Third Quarter 2017

10-Q, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” EnLink undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

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